Exhibit 99.1

CONTACT: Kenneth W. Locke, Ph.D. Chief Business Officer MediciNova, Inc. Phone: 858-373-1200 E-mail: locke@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Results from a Phase II/III Generalized Anxiety Disorder Trial with MN-305

SAN DIEGO, Calif. – June 11, 2006 – MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced the results of its Phase II/III randomized, double-blind, placebo-controlled clinical trial of MN-305 in 416 patients with Generalized Anxiety Disorder (GAD). Trends for improvement in all efficacy outcome measures were observed in patients treated with MN-305. Statistically significant improvements in item 1 of the HAM-A (anxious mood) were observed through eight weeks of treatment with MN-305, however, statistical significance on the primary outcome measure of the trial (change from baseline in the Hamilton Anxiety Rating Scale (HAM-A) total score) was not achieved. MN-305 was well tolerated at all doses in the trial.

“The findings in the latest trial with MN-305 were sufficiently positive and encouraging to warrant further clinical evaluation of this novel drug,” said Yuichi Iwaki, M.D., Ph.D., Executive Chairman and CEO of MediciNova, Inc. “We intend to initiate a new Phase II/III trial of MN-305 later this year focusing on improvements in the psychic symptoms of GAD and on exploring an extended dose range.”

MN-305 is a novel, potent and highly selective serotonin 5-HT1A receptor agonist under development by MediciNova for the treatment of anxiety disorders beginning with GAD. In addition to the results from the latest clinical trial, this orally bioavailable compound showed preliminary evidence of efficacy in animal models of anxiety and in an open-label study conducted in Japan by Mitsubishi Pharma Corporation in a group of patients with a variety of anxiety disorders. Likewise, as in the latest clinical trial, MN-305 was well tolerated in previous clinical studies involving over 800 volunteers and patients with either anxiety or mood disorders.

GAD is a mental disorder consisting of chronic, excessive worry and fear that seems to have no real cause. This anxiety disorder is characterized by the presence of excessive, uncontrollable anxiety and worry about two or more life circumstances for six months or longer, accompanied by some combination of restlessness, fatigue, muscle tension, irritability, disturbed concentration or sleep, and somatic symptoms. More than 19 million Americans suffer from anxiety disorders: GAD affects about 4 million people, panic disorder about 2.8 million, phobias roughly 3.5 million, obsessive-compulsive disorder 4.2 million and post-traumatic stress disorder about 3.2 million.

MediciNova acquired a license to MN-305 from Mitsubishi Pharma Corporation for global markets, with the exception of Japan and other selected Asian countries. The data acquired from Mitsubishi includes extensive preclinical and clinical safety data, including that from full carcinogenicity testing in rodents.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, Generalized Anxiety Disorder, multiple sclerosis, interstitial cystitis, preterm labor, cancer and urinary incontinence. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding clinical trials supporting efficacy of one of our product candidates as well as the potential novelty of that candidate as a treatment for disease. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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